EXHIBIT 10.10

August 17, 2007	CONFIDENTIAL

Mr. Jesper Svane, Board Member
Bark Corporation A/S
Soelvgade 10, 5th Floor
1307 Copenhagen K
Denmark

Dear Jesper,

In accordance with our most recent discussions regarding your company’s desire to secure additional capital (the “Funds”) up to $10 million, this letter agreement (the “Agreement”) shall serve as our full and complete understanding relative to your engagement of our firm, PacificWave Partners Limited (“PacificWave”), as financial advisors to Bark Corporation (the “Company”). The Company acknowledges that the Funds may be provided through investments consisting of, without limitation, one or more of the following: convertible debt, secured debt, warrants, equity or preferred equity (each, an “Investment”). It is expected that PacificWave’s investors will make their Investment into the Company at a minimum of $3.50 per share based upon the proposed structure prepared by DeBondo Capital Inc., representing an approximate pre-money valuation of $53 million and post-money valuation of approximate $63 million assuming a $10 million capital infusion. It is anticipated that the common shares of the Company will begin trading on the OTC Bulletin Board at $5.00 per share representing a market capitalization of $90 million.

In consideration of the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, PacificWave and the Company hereby agree to the following terms and conditions:

Role of PacificWave Partners Limited and Independent Contractor Status

1. The Company hereby engages PacificWave as its exclusive financial advisors to facilitate introductions to one or more persons, partnerships, corporations or other entities or groups, satisfactory to the Company, who would be interested in entering into a Transaction with the Company, as well as such other consultants and/or professionals as may be necessary or appropriate in effecting a Transaction. A “Transaction” shall mean the payment of Funds to the Company by way of any Investment or Investments. The Company shall have the absolute right to refuse to consummate a Transaction for any reason or no reason. The Company acknowledges and agrees that PacificWave and its officers, directors, employees, agents and representatives are not acting as an agent or

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broker of the Company or otherwise acting in a fiduciary capacity on behalf of the Company and are acting solely as an independent contractor. PacificWave and its officers, directors, employees, agents, and representatives shall not be empowered to act for or bind the Company to any contractual arrangement with any third parties. The Company acknowledges and agrees that PacificWave will introduce potential investors to the Company, but will not solicit any Transaction, participate in the negotiation or execution of any Transaction or advise on the merits of any Transaction.

Term of Engagement

2. The term of this Agreement shall be for a period of 36 months (the “Term”) commencing from the date that PacificWave receives a copy of this Agreement executed by the Company. PacificWave shall be the exclusive financial advisors to the Company during the Term. Thereafter, this Agreement shall renew automatically for successive terms of 12 months (each, a “Renewal Term”) unless either party shall give twenty (20) days’ written notice of termination to the other party before the commencement of any Renewal Term. Any termination of this Agreement pursuant to this paragraph 2 shall be without liability of any character (including, but not limited to, loss of anticipated profits or consequential damages) on the part of any party thereto, except that the Company shall remain obligated to pay all fees and expenses provided to be paid by it specified in paragraphs 3, 4, 5 and 6 of this Agreement. The Agreement can be terminated with 6 month notice by the company during the full term of engagement. If the financial targets mentioned in first paragraph (top of page 1) in this Agreement have not been achieved by PacificWave before June 1st 2008, the contract is to be considered null and void from that date. In such event the company will only pay approved invoices to date.

Introductions

3. Prior to the introduction of the Company to any particular investor or investors, PacificWave will provide the investor’s name or investors’ names (each, a “Named Investor”) to the Company for approval by the Company. The Company agrees, for the purpose of introduction only, to accept every potential Named Investor except where the Company has already been introduced to a Named Investor or where the Company in good faith believes that the Company’s reputation may be harmed by entering into a Transaction with the Named Investor. If the Company does not provide its approval or rejection of a Named Investor within 72 hours of the disclosure of the identity of that Named Investor, then such inaction shall be deemed an approval for the purpose of the introduction only, of that Named Investor by the Company.

PacificWave Compensation

4. (a) As partial consideration for the services to be provided by PacificWave under this Agreement, the Company shall pay, upon receipt of Funds by the Company

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from a Transaction, whether such Transaction was closed during the Term, a Renewal Term or within two (2) years from the termination of this Agreement, with any Named Investor introduced to or caused to be introduced to the Company by PacificWave, a cash fee of ten percent (10%) (the “Cash Fee”) of the gross value of such Transaction. The Company agrees to wire to PacificWave the Cash Fee within forty-eight (48) hours of receipt of such Funds by the Company.

     (b) In the event that all or a portion of the consideration paid in a Transaction is other than cash, then the value of such non-cash consideration shall be deemed to be the fair market value of such non-cash consideration on the date such Transaction is consummated. In the event the Company refers an investor or investors to PacificWave during the Term or a Renewal Term and such investor or investors subsequently participate in a Transaction, PacificWave shall be paid fifty percent (50%) of the Cash Fee calculated in accordance with paragraph 4 of this Agreement.

     (c) The Company agrees to maintain the confidentiality of each Named Investor, except as required by applicable law. For a period of two (2) years from the termination of this Agreement, the Company will not solicit or enter into any Transaction with any Named Investor without the written consent of PacificWave and payment to PacificWave of compensation of no less than the compensation that PacificWave would have received pursuant to the terms of this Agreement.

5.  (a) As partial consideration for the services to be provided by PacificWave under this Agreement, the Company shall issue to PacificWave, within ten (10) days of the closing of any Transaction, share purchase warrants (the “Warrants”) entitling PacificWave to purchase such number of shares of the Company’s common stock which is equal to the number resulting from multiplying ten percent (10%) times the gross value of the Transaction and then dividing that number by the closing bid price of the Company’s common stock on the day of the closing (the “Closing Bid Price”). The Warrants shall be exercisable for a period of five (5) years at an exercise price (the “Warrant Exercise Price”) which is equal to (i) the lowest warrant exercise price of any warrants issued to any Named Investor in the Transaction, or (ii) in the event no warrants are issued to any Named Investor in the Transaction, the Closing Bid Price.

     (b) The number of shares issuable upon exercise of such Warrants and the Warrant Exercise Price shall be adjusted for recapitalizations, stock splits, and similar capital changes during the exercise period of the Warrants. The terms and conditions of the Warrants shall include weighted average anti-dilution protection (subject to exceptions for any shares issuable pursuant to options or other convertible securities outstanding on the date of the closing of any Transaction, as well as for options or other stock-based compensation or incentives that may be reasonably granted to directors, officers and employees pursuant to any stock incentive plans).

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     (c) These Warrants shall be divisible, assignable and transferable, at the sole discretion of PacificWave, provided that PacificWave complies with the provisions of the Securities Act of 1933, the rules and regulations promulgated thereunder, and any other applicable securities laws. In conjunction to any Transaction, the Company agrees to register the underlying common stock issuable upon exercise of any and all Warrants issued to PacificWave in the same registration statement, if any, covering the resale of any securities in the Transaction at no cost to PacificWave.

6. In consideration of PacificWave agreeing to enter into this Agreement, the Company further agrees to pay PacificWave a non-refundable cash engagement fee of $25,000 (the “Engagement Fee”). The Engagement Fee shall be credited against the Cash Fee. The Company agrees to wire to PacificWave the Engagement Fee upon good receipt of funds from the contemplated employee stock offering to be completed by early September 2007.

Additional or Future Transaction(s) by Investor(s)

7. In the event any Named Investor successfully completes a Transaction subject to the terms of this Agreement, and the same Named Investor completes another Transaction or is a participant in another Transaction with the Company within two (2) years from the termination of this Agreement, the Company shall pay PacificWave a ten percent (10%) cash fee on any and all Funds received by the Company or on the portion of Funds contributed by such Named Investor if part of a group or syndicate of investors. Both parties shall negotiate additional warrant coverage for PacificWave in good faith.

Company Representations and Warranties

8. In order to induce PacificWave to enter into this Agreement, the Company hereby represents and warrants to and agrees with PacificWave as follows:

     (a) All information provided by the Company to PacificWave or to any Named Investor regarding the Company is true and does not omit any material fact necessary to make such information, in light of the circumstances under which it was delivered, not misleading. If during the Term, any event occurs, or any event known to the Company relating to or affecting the Company shall occur, as a result of which the information provided to PacificWave or to any Named Investor becomes incorrect or misleading, the Company shall inform PacificWave and any Named Investor of such occurrence within a reasonable period of time. PacificWave and its officers, directors, employees, agents and representatives shall have no responsibility for any information supplied by or on behalf of the Company to any Named Investor, and the Company shall not represent to any person or entity that PacificWave and/or its officers, directors, employees, agents and representatives have assumed such responsibility.

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Tel: (415) 439 5272
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     (b) The execution and delivery of this Agreement, and the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with or result in a material breach of any of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of the Company (in any respect that is material to the Company), any material note, indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which the Company or any property of the Company is bound, or to the best of the Company's knowledge, any existing law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality, agency or body, arbitration tribunal or court, domestic or foreign, having jurisdiction over the Company or any property of the Company, which breach would have a material adverse effect on the business or financial condition of the Company.

     (c) The Company is duly formed, validly existing and in good standing as a corporation under the laws of its jurisdiction of incorporation. The execution and delivery by the Company of this Agreement have been duly authorized by all necessary action, and this Agreement is the valid, binding and legally enforceable obligation of the Company, except as enforcement may be limited by general principles of equity and by bankruptcy and other laws affecting creditors' rights generally

     (d) All offerings of securities by the Company shall be conducted in compliance with all applicable laws, including but not limited to federal, state and other applicable securities laws.

Mutual Indemnification

9. The Company agrees to indemnify and hold harmless PacificWave and each of its officers, directors, employees, agents and representatives against any losses, claims, damages or liabilities, joint or several, for which PacificWave or its officers, directors, employees, agents and representatives may directly or indirectly become liable in connection with or arising out of the advisory services that are governed by this Agreement or the offering or sale of securities of the Company. Furthermore, the Company shall reimburse any legal or other expenses reasonably incurred by PacificWave and its officers, directors, employees, agents and representatives in connection with investigating or defending against any loss, claim, damage or liability or any action in respect thereof. Notwithstanding anything to the contrary contained herein, the Company shall not be liable hereunder for any loss, claim, damage or liability resulting from intentional wrongdoing, recklessness, bad faith or gross negligence of PacificWave and its officers, directors, employees, agents and representatives. The indemnity agreement in this paragraph 9 shall, upon same terms and conditions, extend to and inure to the benefit of each person, if any, who may be deemed to control PacificWave and to its officers, directors, employees, agents and representatives and shall survive the termination of this Agreement.

50 California Street – Suite 1500
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Tel: (415) 439 5272
Fax: (415) 439 5299
www.pacificwavepartners.com

10. PacificWave agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents and representatives against any losses, claims, damages or liabilities, joint or several, for which the Company or its officers, directors, employees, agents and representatives may directly or indirectly become liable in connection with or arising out of the advisory services that are governed by this Agreement. Furthermore, PacificWave shall reimburse any legal or other expenses reasonably incurred by the Company and its officers, directors, employees, agents and representatives in connection with investigating or defending against any loss, claim, damage or liability or any action in respect thereof. Notwithstanding anything to the contrary contained herein, PacificWave shall not be liable hereunder for any loss, claim, damage or liability resulting from intentional wrongdoing, recklessness, bad faith or gross negligence of the Company and its officers, directors, employees, agents and representatives. The indemnity agreement in this paragraph 10 shall, upon same terms and conditions, extend to and inure to the benefit of each person, if any, who may be deemed to control the Company and to its officers, directors, employees, agents and representatives and shall survive the termination of this Agreement.

Covenants and Obligations of Company

11. The Company shall make available to PacificWave all information concerning the business, assets, operations and financial condition of the Company which PacificWave reasonably requests in connection with the performance of its services under this Agreement. PacificWave may rely upon the accuracy and completeness of such information without independent verification.

12. In connection with the services to be provided by PacificWave under this Agreement, PacificWave may receive from the Company information relating to the Company which is of a confidential and proprietary nature (the "Proprietary Information"), which may include (without limitation) trade secrets, know-how, designs, formulas, processes, data and information regarding the Company's personnel, plans, operations, customers, prices, costs or financial condition. Except for appropriate actions related to its activities under this Agreement by PacificWave and its employees, PacificWave shall not permit any other person to use the Proprietary Information or disclose to any other person any of the Proprietary Information, except with the prior written consent of the Company. PacificWave shall ensure that the confidentiality of the Proprietary Information is maintained by its employees, contractors, affiliates and agents. Upon termination of this Agreement, any Proprietary Information possessed by PacificWave, including duplicates, shall be destroyed or delivered to the Company and shall not be retained, furnished or communicated to any third party in any form. The foregoing obligations shall not apply to disclosures of Proprietary Information required by court order or applicable laws or to information which, through no wrongful act or inaction or any breach on the part of PacificWave, has become generally known or available to the public, has been furnished to PacificWave by a third party as a matter of

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Tel: (415) 439 5272
Fax: (415) 439 5299
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right and without restriction on such disclosure, or has been developed independently by PacificWave.

Arbitration

13. The Company and PacificWave agree that any dispute arising out of or in connection with this Agreement shall be resolved solely by confidential binding arbitration in San Francisco, California according to the then current commercial arbitration rules of JAMS. Each party shall bear its own attorneys’ fees, expert witness fees, and costs in connection with such arbitration. This Agreement has been negotiated and drafted by each party, with counsel from each party reviewing the document. The language in this Agreement shall be construed as to its fair meaning and not strictly for or against any party. This Agreement, and any dispute arising hereunder, shall be governed by California law, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than California.

Governing Law

14. This Agreement shall be governed by the laws of the State of California; without regard to its conflicts of law provisions.

Attorney’s Fees

15. If any party to this Agreement brings an action directly or indirectly based on this Agreement, the prevailing party shall be entitled to reasonable expenses therefor, including but not limited to, attorney’s fees and court costs.

Assignment

16. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger, consolidation or otherwise and any assignee of all or substantially all of its business and properties. Subject to the Company’s prior approval in writing, PacificWave shall have the right to assign its rights under this Agreement to any person or entity as specified in writing with notice of assignment sent to the Company by mail and/or facsimile.

Notices

17. Any notice required or permitted to be given to any of the parties to this Agreement will be in writing and may be given by prepaid registered post, electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of such party first above stated or such other address as any

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Tel: (415) 439 5272
Fax: (415) 439 5299
www.pacificwavepartners.com

party may specify by notice in writing to the other parties and any such notice will be deemed to have been given and received by the party to whom it was addressed if mailed, on the third day following the mailing thereof, if by facsimile or other electronic communication, on successful transmission, or, if delivered, on delivery; but if at the time of mailing or between the time of mailing and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

Authorization

18. Each of the undersigned parties, respectively, hereby represents and warrants that he/she is duly authorized to execute this Agreement and that this Agreement, when executed, shall become a valid, binding and legally enforceable obligation, enforceable in accordance with the terms and conditions set forth herein, except as may be limited by general principles of equity and by bankruptcy and other laws affecting creditors’ rights generally.

Entire Agreement, Modifications and Waivers

19. This Agreement sets forth the complete terms and conditions between the parties with respect to the subject matter hereof, and may not be amended except in another written document executed by all of the parties. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, warranties and covenants concerning the subject matter hereof are merged herein. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

Execution

20. This Agreement may be executed in any number of counterparts each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single document. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

Construction

21. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party. Any ambiguity shall not be interpreted against the drafting party.

Further Assurances

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22. The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

Currency

23. Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

Number and Gender

24. All references to any party, whether a party to this Agreement or not, will be read with such changes in number and gender as the context or reference requires. When the context hereof makes it possible, the word “person” appearing in this Agreement includes in its meaning any firm and any body corporate or politic.

Set-Off

25. The obligation of the Company to make all payments hereunder will be absolute and unconditional and will not be affected by any circumstance, including, without limitation, any set-off, compensation, counterclaim, recoupment, defence, or other right which the Company may have against PacificWave, or anyone else for any reason whatsoever.

Please confirm that the foregoing is in accordance with your understanding by initialing each page in the lower right hand corner, and signing and dating this letter in the spaces provided below, and faxing a copy to our Los Angeles telefax no. (240) 220.6348.

Sincerely,

PACIFICWAVE PARTNERS LIMITED

/s/ Henrik Rouf
Henrik Rouf
Managing Director

The foregoing has been read, understood and approved:

BARK CORPORATION

50 California Street – Suite 1500
San Francisco, CA 94111
Tel: (415) 439 5272
Fax: (415) 439 5299
www.pacificwavepartners.com

By:/s/Bent Helvang	Dated: 17/08/07
Bent Helvang
Chairman of the Board

By: /s/ Klaus Aamann	Dated: 17/08/07
Klaus Aamann
Chief Executive Officer and
Board Member

By: /s/ Jesper Svane	Dated: 17/08-07
Jesper Svane
Board Member

50 California Street – Suite 1500
San Francisco, CA 94111
Tel: (415) 439 5272
Fax: (415) 439 5299
www.pacificwavepartners.com